CINCINNATI FINANCIAL CORPORATION
NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective January 1, 2021

PREAMBLE
Cincinnati Financial Corporation adopted the Cincinnati Financial Corporation Nonemployee Director Deferred Compensation Plan (the “Plan”) effective January 1, 2021. The Plan is an unfunded deferred compensation arrangement for the deferral of director Compensation for services rendered after December 31, 2020. The Plan is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and shall be interpreted accordingly.

Article I

DEFINITIONS
1.1    “Account” means the bookkeeping account maintained for purposes of determining a Participant’s interest in the Plan. A Participant’s Account may include the following subaccounts.
(a)    Deferred Compensation Account.
(b)    Deferred Stock Awards Account.
Any adjustments made to a Participant’s Account under Article III shall be recorded by Class Year.
1.2    “Beneficiary” means the person or persons entitled to receive Plan benefits (if any) payable after a Participant’s death (includes contingent Beneficiaries, if applicable). A Beneficiary (or contingent Beneficiary) designation must be made in accordance with the Committee’s procedures during a Participant’s lifetime. A Participant may only change a beneficiary designation in accordance with the Committee’s procedures. If a Participant does not designate a Beneficiary, the Beneficiary will be the Participant’s surviving spouse. If there is no spouse, the Beneficiary will be the estate of the last to die of the Participant or the Participant’s designated Beneficiary.
1.3    “Board” means the board of directors of the Company.
1.4    “Class Year” means each year commencing on January 1 and ending on December 31.
1.5    “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which shall at all times consist of two or more nonemployee directors as defined under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or any successor rule or definition adopted by the Securities and Exchange Commission. The Committee is responsible for the Plan’s administration.
1.7    “Company” means the Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto, and any of its subsidiaries or affiliates.
1.8    “Compensation” means cash and stock payments and all other compensation payable to a Participant for his or her service to the Board and its committees which would otherwise be paid but for a Deferral Election hereunder.
1.9    “Deferred Compensation Account” means the subaccount established as a bookkeeping account to reflect cash compensation deferred by a Participant under Section 2.2, as adjusted in accordance with Article III, and reduced by distributions under Article IV.

1.10    “Deferred Stock Awards Account” means the subaccount established as a bookkeeping account to reflect the Stock Awards deferred by a Participant under Section 2.2, as adjusted in accordance with Article III, and reduced by distributions under Article IV.
1.11    “Deferral Election” means an election made by a Participant to defer his or her Compensation.
1.12    “Director Stock Plan” means the Nonemployee Director Stock Plan, and any successor plan thereto.
1.13     “Open Enrollment Period” means the period prescribed by the Committee (or its delegates), ending no later than the last day of the Plan Year immediately preceding the Plan Year for which elections to defer Compensation under Article II are permitted.
1.14    “Outside Director” means a director of the Company who is not an officer or employee of the Company and who has never been an officer or an employee of the Company.
1.15    “Participant” means an Outside Director of the Company who has a right to Plan benefits.
1.16    “Plan” means the Cincinnati Financial Corporation Nonemployee Director Deferred Compensation Plan as set forth in this document, as may be amended from time to time.
1.17    “Plan Year” means the 12-consecutive month period beginning on January 1st.
1.18    “Separation From Service” means a Participant’s “separation from service” (as defined by Code §409A and the regulations thereunder) with the Company and all related employers under Code §414.
1.19     “Stock Award” means an award granted under the Director Stock Plan.
1.20    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from: (a) an illness or accident of the Participant or his or her spouse, Beneficiary or dependent (as defined by Code §152 without regard to Code §152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control; or (c) other circumstances or events within the meaning of “unforeseeable emergency” under Code §409A and the regulations thereunder.

Article II

DEFERRALS, MATCHING ALLOCATIONS AND SUPPLEMENTAL BENEFIT ALLOCATIONS
2.1    Deferral Amounts. An Outside Director may elect to defer whole percentages of cash Compensation for a Plan Year and all, or a portion of, Stock Award Compensation for a Plan Year.
2.2    Deferral Elections.
(a)    First Year of Eligibility. If an Outside Director first becomes eligible to participate in the Plan during the Plan Year, the Outside Director may make a Deferral Election to defer Compensation by filing a properly completed deferral Election with the Committee in the form and manner required by the Committee. Such Deferral Election form must be properly filed with the Committee no later than thirty (30) days after the date the Outside Director first becomes eligible to participate in the Plan, or such earlier date specified by the Committee. The Outside Director’s Deferral Election shall be effective only with respect to Compensation paid for services performed during the Plan Year in which the Outside Director first becomes eligible. Notwithstanding the foregoing, the Outside Director’s Deferral Election shall apply only to Compensation paid for services performed after the election in accordance with Code §409A and the regulations thereunder.
(b)    Open Enrollment. An Outside Director may make a Deferral Election to defer Compensation that relates to services performed during a subsequent Plan Year during the applicable Open Enrollment Period by filing a properly completed Deferral Election with the Committee in the form and manner required by the Committee. Such Deferral Election form must be filed with the Committee no later than the end of the Open Enrollment Period, or such later date permitted by the Committee, but in no event later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates. The Outside Director’s Deferral Election shall be effective only with respect to Compensation paid for services performed with respect to the applicable Plan Year.
(c)    Irrevocability Of Deferral Elections. An Outside Director’s Deferral Election generally will become irrevocable upon the expiration of the deadlines specified in Sections 2.2(a) and 2.2(b). However, the Deferral Election may be cancelled upon the occurrence of an Unforeseeable Emergency.
2.3    Deferral Of Compensation.
(a)    Cash Compensation. An Outside Director is permitted to defer Compensation otherwise payable to an Outside Director during a Plan Year by the amount provided in his or her Deferral Election under Section 2.1. The deferred amounts will be credited to the Outside Director’s Deferred Compensation Account at the time determined by the Committee.
(b)    Stock Awards. An Outside Director is permitted to defer the receipt of Stock Awards earned in 2021 and after. The Stock Awards shall be subject to the terms and conditions under the Director Stock Plan, except with respect to the terms specifically provided under this Plan. The deferred amounts will be credited to the Outside Director’s Deferred Stock Awards Account at the time determined by the Committee and consistent with the terms provided under the Director Stock Plan.

Article III

INVESTMENTS
3.1    Initial Investment Elections. At the time an Outside Director first becomes eligible to participate in the Plan, he or she may elect how his or her Deferred Compensation Account is invested among hypothetical investment alternatives determined by the Committee. The election must be made in the manner required by the Committee. If a Participant fails to make an initial investment election, his or her Account will be invested in the manner determined by the Committee until the Participant makes a proper investment election.
3.2    Changing Investment Elections. A Participant may elect to change investment elections with respect to the Participant’s Deferred Compensation Account in the manner, and at the times, determined by the Committee. A Participant’s investment elections will become effective within a reasonable time pursuant to rules established by the Committee.
3.3    Earnings Index And Account Adjustments. A Participant’s investment elections will only be used as an index to determine earnings or losses credited or debited to his or her Deferred Compensation Account. A Participant’s Deferred Compensation Account will be increased or decreased as if the Participant had accrued earnings or losses at the rate corresponding to the Participant’s hypothetical investment elections. The Committee will determine the time and method of Deferred Compensation Account adjustments and the recordkeeping methodologies that will be used.
3.4    Hypothetical Investment Alternatives. The Committee may select (or change) the Plan’s hypothetical investment alternatives at any time. A Participant’s election of a hypothetical investment alternative will not be considered as an investment of assets on behalf of the Participant. If the Committee decides to invest assets in any of the Plan’s hypothetical investment alternatives, no Participant or Beneficiary will have rights to those invested amounts.

Article IV

PLAN BENEFITS
4.1    Vesting.
(a)    Deferred Compensation Account. A Participant’s right to amounts in his or her Deferred Compensation Account will be fully vested at all times.
(b)    Deferred Stock Awards Account. A Participant’s right to amounts in his or her Deferred Stock Awards Account will be fully vested at all times. However, the Deferred Stock Awards are subject to the restrictions on the sale or other transfer as provided under the terms of the Director Stock Plan.
4.2    Form Of Benefit Payments. When an Outside Director makes his or her first Deferral Election under Article II, the Outside Director also will elect how his or her Account will be paid in accordance with (a) through (d) below. For each Class Year, a Participant will elect how his or her Account will be paid in accordance with (a) through (d) below.
(a)    Affirmative Benefit Payment Elections. A Participant may elect to have the amounts in his or her Deferred Compensation Account paid, in cash (unless otherwise provided in (d) below) and in forms described in (1) and (2) below. A Participant’s Deferred Stock Awards Account shall be paid in the form of the shares of the Company’s common stock as provided under the Director Stock Plan and in forms described in (1) and (2) below. An election must be in writing and made in the manner required by the Committee.
(1)    A single lump sum payment.
(2)    Equal monthly installment payments which last no less than 12 months or more than 120 months. A Participant will continue to have the same investment election rights as Participants who are not receiving installment payments, and his or her Account will continue to be adjusted in accordance with Article III until the final installment payment is made. For purposes of Code §409A, installment payments are treated as a single payment.
(b)    Changes In Benefit Payment Elections. A Participant may change his or her affirmative payment election described in (a) above at any time prior to Separation From Service. The election must be made in the manner required by the Committee and the Participant must satisfy (1) through (3) below.
(1)    The new payment election must be filed with the Committee at least 12 months prior to the date the Participant’s benefits would have otherwise been paid (or commenced) under the previous election.
(2)    The Participant’s new payment election must defer the payment (or commencement) of his or her benefits at least 5 years from the date his or her benefits would have otherwise been paid (or commenced) under the previous election.

(3)    The Participant may not make a new election which accelerates the time benefits will be paid (or commence) unless permitted by Code §409A (and the regulations thereunder) and the Plan.
(c)    Default Benefit Payment Elections. If a Participant had not made an affirmative payment election under (a) above at the time of his or her Separation From Service, payment of the Participant’s Account without an affirmative election will automatically be made in a single lump sum payment.
(d)    Payment Of Benefits In CFC Stock.
(1)    Deferred Compensation Account. If a Participant elected to invest all or a portion of his or her Deferred Compensation Account in the Cincinnati Financial Corporation stock fund (if that’s an available hypothetical investment alternative under the Plan), the Committee may allow the Participant to elect to receive the amount in his or her Deferred Compensation Account in the form of whole shares of Cincinnati Financial Corporation stock. Fractional shares will be paid in cash and expenses attributable to the election may be deducted from the Participant’s Deferred Compensation Account.
(2)    Deferred Stock Awards Account. A Participant will receive his or her Deferred Stock Awards Account in the form of Cincinnati Financial Corporation shares of common stock in accordance with the terms of the Director Stock Plan.
4.3    Commencement Of Benefits.
(a)    General. Subject to (b) through (c) below, the distribution of the Participant’s Account will commence in the form provided in Section 4.2 as soon as administratively practicable following the Participant’s Separation From Service, but in no event later than 90 days following that date.
(b)    Acceleration Of Benefit Payments In Certain Situations. Notwithstanding (a) above, a Participant’s Account may be paid upon the occurrence of any of the events described in (1) through (3) below.
(1)    Unforeseeable Emergencies. A Participant may withdraw all or a portion of his or her Account upon the occurrence of an Unforeseeable Emergency. A request for a distribution must be made in writing and in the manner required by the Committee. Distributions due to an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the need (which includes amounts necessary to pay federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which the emergency is or may be relieved through reimbursement, insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation would not cause severe financial hardship), or by cessation of deferrals under the Plan.

(2)    Plan Does Not Satisfy Code §409A. Payment of a Participant’s Account may be made if the Plan fails to satisfy Code §409A. Payments may not exceed the amount required to be included in a Participant’s or Beneficiary’s income as a result of the Plan’s failure to comply with Code §409A. A Participant or Beneficiary will be solely responsible for all taxes, penalties and/or interest with respect to his or her Plan benefits if the Plan does not satisfy Code §409A.
(3)    Domestic Relations Orders. Notwithstanding (a) above, payment of a Participant’s Account may be made to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code §414(p)(1)(B)).
(c)    Discretionary Delays In Benefit Payments. Notwithstanding (a) above, the Committee may decide to delay paying Plan benefits because of any events permitted under Code §409A (and the regulations thereunder) as interpreted by the Committee, including but not limited, to the situations described in (1) below and (d) below.
(1)    Tax Deduction Not Permitted Under Code §162(m). If the Company’s tax deduction for a Plan benefit payment would not be permitted under Code §162(m), the benefit payment will be at the later of the time described in (A) or (B) below.
(A)    During the 1st taxable year of a Participant for which the Committee reasonably believes the benefit payment would be deductible under Code §162(m).
(B)    During the period beginning on the date of a Participant’s Separation From Service and ending on the later of: (i) the last day of the taxable year of the Participant during which his or her Separation From Service occurs; or (ii) the 15th day of the 3rd calendar month following the Participant’s Separation From Service.
(C)    Treated As Subsequent Deferral Elections. If benefit payments are delayed under this paragraph, the delay will be treated as a subsequent Deferral Election under Code §409A unless all benefit payments to the Participant that could be delayed under this paragraph are delayed.
(d)    Violation Of Securities Laws. Making a benefit payment would violate federal securities laws or other applicable laws. The benefit payment will be made on the earliest date the Committee reasonably believes that making the payment will not cause a violation of federal securities laws or other applicable laws.
(e)    Deemed Designated Date. A payment shall be treated as made upon the date specified if the payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified. Under no circumstances may a Participant choose the taxable year in which a payment is made.
4.4    Death.
(a)    Death Prior To The Commencement Of Benefits. If a Participant dies prior to the commencement of Plan benefits, the Participant’s Account will be paid to the Participant’s Beneficiary in a single lump sum. The payment will be made as soon as administratively practicable following the date of the Participant's death, but not more than 90 days following that date.
(b)    Death After Commencement Of Benefits. If a Participant had already commenced receiving his or her Plan benefits in installment payments at the time of his or her death, the installment payments will continue to be paid to his or her Beneficiary in the same manner as they were being paid to the Participant.
4.5    Tax Withholding. As a condition of receiving Plan benefits, the Company may deduct (or cause to be deducted) from any amounts payable to an individual (from the Plan or otherwise), or, in the Company’s discretion, to otherwise to collect from the individual any withholding for federal, state or other taxes with respect to Plan benefits as determined by the Company.
4.6    Non-Assignability Of Benefits. Except as required by Section 4.3(b)(3) or law, the right of a Participant or Beneficiary to receive Plan benefits may not be made subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy or similar process or assignment. Any attempt (voluntary or involuntary) to take such action will have no effect.

Article V

PLAN ADMINISTRATION
5.1    Plan Administration. The Committee, in addition to the powers which are expressly provided in the Plan, has the power and authority, in its sole and absolute discretion, to control and manage the operation and administration of the Plan and has all powers necessary to accomplish these purposes including, but not limited to the following.
(a)    The power to determine who is an Outside Director, Participant or Beneficiary.
(b)    The power to determine whether Plan benefits are payable. Plan benefits will be paid only if the Committee decides that an individual is entitled to benefits.
(c)    The power to determine when, to whom, in what amount, and in what form Plan benefits may be paid.
(d)    The power to delegate its duties and responsibilities.
(e)    All other powers which it considers necessary, appropriate or desirable to enable it to perform its responsibilities under the Plan.
5.2    Rules And Procedures. The Committee has the discretionary authority to adopt Plan administrative rules and procedures.
5.3    Committee’s Decisions Are Binding. The Committee’s decisions are binding on all parties.
Article I

Article VI

MISCELLANEOUS PROVISIONS
6.1    Consolidation Or Merger. If the Company or any other entity (resulting from a merger or consolidation, or which is a purchaser or transferee) is merged or consolidated with another entity, or if substantially all of the Company’s (or other entity’s) assets are sold or transferred to another entity, the Plan’s provisions will be binding on (and inure to the benefit of) the continuing entity.
6.2    Termination And Amendment.
(a)    Amendment. Cincinnati Financial Corporation may, in its discretion, amend the Plan at any time and in any manner that it deems advisable. Notwithstanding the foregoing, the Committee may make amendments that are necessary for the Plan to comply with applicable laws and minor amendments which do not materially affect the rights conferred under the Plan. Any amendment or termination may be given retroactive effect as determined by Cincinnati Financial Corporation or the Committee. The Plan may not be amended orally or by any course or purported course of dealing, but only by an instrument identified as an amendment and considered to be an amendment by Cincinnati Financial Corporation. Written communications and descriptions not specifically identified within their text as amendments, or not considered to be an amendment by Cincinnati Financial Corporation, will not constitute amendments and will have no interpretive or controlling effect on the Plan. Oral communications will not constitute amendments and will have no interpretative or controlling effect on the Plan.
(b)    Termination. Cincinnati Financial Corporation may, in its discretion, terminate the Plan at any time and in any manner that it deems advisable.
6.3    Entire Agreement. Except with respect to controlling provisions under the Director Stock Plan relating to deferred Stock Awards, this Plan document constitutes the entire agreement between the Company and any Participant or Beneficiary, and supersedes all other prior agreements, undertakings, both written and oral, with respect to rights and benefits under the Plan.
6.4    Paying For Benefits And Individuals’ Rights. Plan benefits will be paid from the Company’s general assets and will not be funded, or segregated in any way (unless the Company utilizes a rabbi trust to hold assets). Participants’ and Beneficiaries’ rights are limited to receiving the Plan benefits and are conditioned upon their continued compliance with the terms of the Plan. To the extent a Participant or Beneficiary acquires a right to receive Plan benefits, that right will be no greater than the rights of the Company’s unsecured general creditors.
6.5    Severability. If a Plan provision is found to be invalid or unenforceable, that provision will not affect other Plan provisions. The Plan will be construed and enforced as if the invalid or unenforceable provision was not included in the Plan.

6.6    Gender And Number. Except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms will be interchangeable.
6.7    Headings And Captions. The headings and captions are provided for reference and convenience and will not be used in the construction or interpretation of the Plan.
6.8    No Guarantee Of Tax Consequences. A Participant (or Beneficiary) will be responsible for all taxes, penalties and/or interest with respect to his or her benefits under the Plan. The Company does not guarantee any particular tax consequences.
6.9    Applicable Law. This document will be construed in accordance with, and governed by, the laws of the State of Ohio to the extent not superseded by the laws of the United States.

IN WITNESS WHEREOF, Cincinnati Financial Corporation has caused this document to be executed effective this 13th day of November, 2020.
CINCINNATI FINANCIAL CORPORATION

By: /S/ David P. Osborn
David P. Osborn
Director
Cincinnati Financial Corporation
Compensation Committee Chairman

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